Alliance One International, Inc.
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EXHIBIT 99.1

Alliance One International, Inc. Tel: 919 379 4300 8001 Aerial Center Parkway Fax: 919 379 4346 Post Office Box 2009 www.aointl.com Morrisville, NC 27560-2009 USA
NEWS RELEASE	Contact:	Joel L. Thomas
(919) 379-4300
December 14, 2006

Alliance One International Implements Succession Plan Brian J. Harker to Retire as CEO Robert E. “Pete” Harrison Named Successor

Morrisville, NC – Alliance One International, Inc. (NYSE: AOI) today announced that it will move forward the implementation of the succession plan formulated at the time of its merger.  Reflecting the successful completion of the merger integration process, Brian J. Harker, Chairman and Chief Executive Officer, will retire as Chief Executive Officer of the Corporation effective December 31, 2006.  The Board of Directors also confirmed the appointment of Robert E. “Pete” Harrison, currently President and Chief Operating Officer, to succeed Mr. Harker as Chief Executive Officer as of January 1, 2007. Mr. Harker will continue to serve as Chairman of the Board until the company’s annual meeting in August 2007.

Mr. Harrison, age 52, has served as President and Chief Operating Officer of Alliance One International since the merger in May 2005 of Standard Commercial Corporation and DIMON Incorporated. Previously, he was President and Chief Executive Officer of Standard Commercial Corporation from August 1996, and its Chairman from August 2003 to May 2005.

Mr. Harker has been with Alliance One International or its predecessor companies since 1990, and has served as Chairman and Chief Executive Officer of Alliance One International since the merger in May 2005.  Previously, he was President and Chief Executive Officer of DIMON Incorporated from May 1999, and its Chairman from March 2003.

Mr. Harker stated, “We are pleased to move our anticipated succession plan forward, marking the completion of our merger integration process and the implementation of our shared vision for Alliance One International and its many talented and dedicated employees.  Accordingly, Pete’s succession to the CEO role represents the fulfillment of a smooth transitional period for our entire company, as well as the full confidence of the entire Board in Pete Harrison and our management team.  They are uniquely well qualified to build on the success of our integration and to lead our unified company forward in refining our footprint, enhancing our superior service to customers, and building value for our shareholders through continued strong operational and financial performance.

Mr. Harrison noted, “Since our merger announcement, Brian and I have worked closely together to address significant industry challenges and changes, and integrate the company so that it is well-positioned to capitalize on market leadership opportunities. It is gratifying to see it all coming together ahead of plan, and we thank all our stakeholders for their ongoing support. The corporation has a strong management team in place, a clear vision for success, and an overarching commitment to deliver shareholder value by best serving our customers.  I am confident that, working together, we can bring our vision to fruition in the years ahead.”

Headquartered in Morrisville, North Carolina, Alliance One International is a leading independent leaf tobacco merchant. For more information visit the company's website at www.aointl.com.

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